KEARNY FINANCIAL CORP.
                      DIRECTORS INCENTIVE COMPENSATION PLAN

         WHEREAS, the Corporation has determined that it is advantageous to its stockholders that the directors of the Corporation receive incentive compensation as a means of focusing their efforts on yielding a favorable investment return to the stockholders, and

         WHEREAS, the Board of Directors ("Board") of the Corporation has determined that such purposes may best be accomplished through implementation of the proposed Kearny Financial Corp. Directors Incentive Compensation Plan ("Plan"), and

         WHEREAS, at its meeting held on December 5, 2005, the Board of Directors of the Corporation has authorized and adopted the Plan, effective December 5, 2005,

         NOW THEREFORE, BE IT RESOLVED that the Plan shall be implemented effective December 5, 2005, as follows:

         1. Each member of the Board of Directors of the Corporation that is not otherwise an employee of the Corporation or a subsidiary shall receive a portion of his or her annual compensation based upon the annual return paid to shareholders of the Corporation. Such level of compensation shall be determined based upon the cash dividends paid on the Common Stock of the Corporation from time to time and the number of unexercised stock options to purchase Corporation Common Stock held by such individual ("Participant").

         2. Although it is anticipated that such compensation payable to such Plan Participants shall be paid each time that a cash dividend is paid on the Common Stock, the Board reserves the right to amend, modify, suspend or cancel this Plan at any time without prior notice to any Participants under the Plan. No rights or claims for compensation or payment under the Plan shall vest or accrue prior to the actual delivery of payment to the Plan Participant.

         3. The Plan shall provide that upon the payment of a cash dividend on the Common Stock, the holder of such options shall receive payment of cash in an amount equivalent to the cash dividend payable as if such stock options had been exercised and such Common Stock held as of the dividend record date. Such payment of compensation based upon stock options held shall expire upon the expiration or exercise of such underlying options. Such compensation rights are non-transferable and shall attach to options whether or not such options held as of the dividend record date are immediately exercisable. All options previously awarded to non-employee directors of the Corporation shall be considered in determination of such compensation rights under the Plan.

         4. All compensation payable under this Plan shall be subject to applicable tax withholding and tax reporting as determined by the Corporation.

         5. All determinations regarding administration of the Plan shall be made by the Board of the Corporation, or a committee appointed by such Board, and such determinations of the Board or its committee shall be conclusive with respect to the Plan.

         IN WITNESS WHEREOF, the Corporation has caused the Plan to be executed by its duly authorized representative.


                                              KEARNY FINANCIAL CORP.

December 5, 2005                              By:     /s/ John N. Hopkins
----------------                                      --------------------------
Date                                                   John N. Hopkins

                                                      Title:   President



December 5, 2005                                      /s/ Sharon Jones
----------------                                      --------------------------
Date                                                  Secretary